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Exhibit No. 11
ENCORE COMPUTER CORPORATION
Computation of Loss per Share
(unaudited)
(in thousands except per share data)


                                Three Months Ended           Six Months Ended
                                July 3,     July 4,       July 3,       July 4,
                                  1994         1993          1994          1993
                              --------      -------       --------      --------
Net loss                     $ (10,949)   $ (25,982)     $ (19,853)   $ (34,327)

Accumulated Series B
 and D Preferred Stock
 Dividends                         -         (2,279)          -          (4,524)


Series B, D and E
 Preferred Stock
 Dividends                      (3,599)         -           (5,982)          -
                             ----------   ----------     ----------   ----------
Net loss attributable to
 common shareholders         $ (14,548)   $ (28,261)     $ (25,835)   $ (38,851)
                             ==========   ==========     ==========   ==========
Weighted average common
 shares outstanding             33,102       31,514         32,943       31,380
Series A assumed converted       7,364        7,364          7,364        7,364
                               -------       ------         ------       ------
Weighted average shares
 outstanding                     40,466       38,878         40,307      38,744
                             ----------   ----------     ----------   ----------
Net loss per share               $ (0.36)     $ (0.73)       $ (0.64)   $ (1.00)
                                ========     ========        =======    ========
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